UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MINDSPEED TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	01-0616769
(State of Incorporation or Organization	(I.R.S. Employer Identification No.)

4000 MacArthur Boulevard, East Tower Newport Beach, California	92660-3095
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(b) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered.

On August 9, 2012, Mindspeed Technologies, Inc. (the “Company”) entered into Amendment No. 1 (the “Amendment”) to that certain Section 382 Rights Agreement, dated as of August 9, 2009 (the “Agreement”), between the Company and Computershare Shareowner Services LLC (as successor to Mellon Investor Services LLC), a New Jersey limited liability company, as rights agent.

The Amendment extends the expiration date of the Agreement to until the earliest of: (i) February 28, 2015; (ii) the time at which the rights are redeemed or exchanged; and (iii) the repeal of Section 382 of the Internal Revenue Code or any successor statute, if the Board of Directors of the Company determines that the Agreement is no longer necessary for the preservation of net operating loss carryforwards and certain other tax benefits.

Except for the extension of the expiration date, the Agreement otherwise remains unmodified.

The Company described the material terms of the Agreement in Item 1 of its Registration Statement on Form 8-A, dated August 10, 2009, and incorporates those descriptions herein by this reference, appropriately modified as set forth above. The foregoing is only a summary of certain terms and conditions of the Amendment and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 9, 2012, and is incorporated herein by reference.

Item 2	Exhibits.

See exhibit index.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MINDSPEED TECHNOLOGIES, INC.

Date: August 9, 2012	By:	/s/ Stephen N. Ananias
Stephen N. Ananias
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

1	Amendment No. 1, dated as of August 9, 2012, to that certain Section 382 Rights Agreement, dated as of August 9, 2009, between Mindspeed Technologies, Inc. and Computershare Shareowner Services LLC (as successor to Mellon Investor Services LLC) (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on August 9, 2012).